EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Nettaxi.com

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 1999 (except for matters discussed in Note 2 for which the date is June 5, 1999, and Note 15 for which the date is February 2, 2000) relating to the consolidated financial statements of Nettaxi.com appearing in the Company's Registration Statement No. 333-30074 on Form S-1 filed with the Securities and Exchange Comminssion on February 10, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


BDO  SEIDMAN,  LLP
San  Jose,  California
March  16,  2000

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